Exhibit 99.1

        The Knot Reports First Quarter 2005 Financial Results;
 First Quarter Revenue Growth of 22% Includes 46% Online Advertising Gain

    NEW YORK--(BUSINESS WIRE)--May 11, 2005--

                Reminder: Conference Call Today at 2:30
                   Dial-In 800-638-7172, ID# 5771123

    The Knot, Inc. (NASDAQ:KNOT); (www.theknot.com), a life stage media company offering the premier wedding resource, today reported financial results for its first quarter ended March 31, 2005.

    First Quarter 2005 Results

    For the first three months of 2005, net revenues grew 22% to $11.9 million from $9.8 million in the first quarter of 2004. Revenue from national and local online advertising programs increased by 46% over the prior year, while revenue from merchandise sales and publishing activities revenue grew by 5% and 7%, respectively.
    Net income was $409,000 or $0.02 per basic and diluted share, as compared to a net loss of $98,000 or $0.00 per basic and diluted share, in the first quarter of 2004.
    "The power of our brand to aggregate a highly sought after audience continues to attract increasing national and local advertising dollars," said David Liu, CEO of The Knot. "We are pleased to see compounded growth from an increase in our advertiser base and the average dollars that they are spending.
    "Retail sales of wedding supplies have improved, but we are also seeing a further increase in the contribution to our bottom line from the e-commerce side of our business due to operating efficiencies we instituted at our Redding, California warehouse facility during the last half of 2004, " continued Mr. Liu. In the second quarter of 2005, The Knot is launching its new e-commerce platform, which it expects will improve the online shopping experience and product selection for its members and their guests in the upcoming seasonally stronger portion of the year for the sale of wedding supplies. The quarterly gain in publishing and other revenue was lower than in recent quarters due, in part, to the timing of certain publications.
    "We continue to build our scalable and multiple revenue streams within the bridal market. In addition, our website is increasingly becoming a trusted source of information for other important life events of our members. The content we provide and the community that has formed on our message boards are key to both our recent performance and the future growth of our business," Mr. Liu said. "As a result of the launch of our newlywed site thenest.com late in 2004 and our recent acquisition of an online dating referral service, we are extending the relationship with our members and their friends from courtship through the initial years of marriage, life stages where consumers spend billions of dollars each year."

    THE KNOT'S RECENT HIGHLIGHTS

    In January, The Knot acquired GreatBoyfriends.com and GreatGirlfriends.com, unique referral-based online dating services that offer singles access to "pre-approved" potential suitors. GreatBoyfriends.com and GreatGirlfriends.com are based on the premise that everyone knows a 'great catch' (an ex, his best man, her maid of honor, a younger brother or sister, etc.) who is in the market for true love. The new service responds to the desire of The Knot's engaged couples to marry-off their single friends. The Knot's intensely viral bridal community is the perfect match for both growing the GreatBoyfriends.com database of eligible single men and driving new women customers to purchase site subscriptions.
    In March, The Knot launched an exciting feature on its website, The Knot TV, a new internet broadcast channel that appeals to The Knot's wedding-focused, web dependent enthusiasts. Partnering with Multicast, The Knot is offering exclusive round-the-clock wedding content leveraging Multicast's proprietary internet broadcasting infrastructure.

    MAY 11 CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Wednesday, May 11, 2005, to discuss its first quarter financial results. Participants should dial in 800-638-7172 (ID# 5771123) at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at http://www.theknot.com/au_corpoverview.shtml. To access the webcast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference
#5771123.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (NASDAQ:KNOT); (www.theknot.com), a life stage media company offering the premier wedding resource, provides over one million new members a year with comprehensive wedding planning information, interactive tools and resources and wedding-related shopping. The Knot has extended its brand to reach every venue engaged couples consult including bookstores, newsstands, nationally distributed cable television programming and the Internet. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online, MSN and Comcast.
    The Knot also offers a diverse collection of wedding planning print publications. The Knot produces a national publication, "The Knot Weddings Magazine" and publishes "The Knot Weddings," regional wedding magazines in 16 U.S. markets and "The Knot Real Weddings" magazines in two additional markets. The Company also publishes a wedding planning book trilogy with Broadway Books, a gift book series with Chronicle Books and produces a televised documentary series on The Oxygen Network and a Video On Demand (VOD) service for Comcast Cable.
    The Knot recently launched its newlywed website, thenest.com, the first online destination for the newly married audience, providing couples in their first two years of marriage with targeted relationship advice, living and entertaining ideas, interactive tools for daily life and a robust community of peers.
    The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.


                            The Knot, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                               March 31,  December 31,
                                                 2005         2004
                                             -------------------------
                                              (Unaudited)   (Audited)
Assets
 Current assets:
   Cash and cash equivalents                      $3,442       $3,488
   Short-term investments                         19,250       19,550
   Accounts receivable, net                        3,917        3,152
   Inventories                                     1,297        1,411
   Deferred production and marketing costs           319          269
   Other current assets                              714          726
                                             -------------------------
 Total current assets                             28,939       28,596

 Property and equipment, net                       3,251        2,468

 Intangible assets, net                            9,208        8,634
 Other assets                                        286          296
                                             -------------------------
 Total assets                                    $41,684      $39,994
                                             =========================

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses          $3,420       $4,181
   Deferred revenue                                7,313        5,910
   Current portion of long-term debt                  43           43
                                             -------------------------
 Total current liabilities                        10,776       10,134
 Long term debt                                      153          153
 Other liabilities                                   506          505
                                             -------------------------
 Total liabilities                                11,435       10,792

 Stockholders' equity:
   Common stock                                      226          223
   Additional paid-in-capital                     75,789       75,154
   Accumulated deficit                           (45,766)     (46,175)
                                             -------------------------
 Total stockholders' equity                       30,249       29,202
                                             -------------------------
 Total liabilities and stockholders' equity      $41,684      $39,994
                                             =========================


                             The Knot Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                                                Three months ended
                                                     March 31,
                                             -------------------------
                                                 2005         2004
                                             -------------------------
                                             (Unaudited)  (Unaudited)
Net revenues:
Sponsorship and advertising                       $5,775       $3,961
Merchandise                                        3,386        3,220
Publishing and other                               2,772        2,597
                                             -------------------------
Total net revenues                                11,933        9,778

Cost of revenues                                   2,912        2,809
                                             -------------------------

Gross profit                                       9,021        6,969

Operating expenses:
Product and content development                    1,681        1,196
Sales and marketing                                3,627        3,448
General and administrative                         3,118        2,267
Non-cash compensation                                  -            -
Depreciation and amortization                        281          197
                                             -------------------------
Total operating expenses                           8,707        7,108

Income from operations                               314         (139)

Interest and other income, net                       130           53
                                             -------------------------

Income before income taxes                          $444         $(86)
                                             =========================
Provision for income taxes                            35           12

Net income                                          $409         $(98)
                                             =========================

Basic earnings per share                           $0.02       $(0.00)
                                             =========================
Diluted earnings per share                         $0.02       $(0.00)
                                             =========================

Weighted average number of common shares
 outstanding
  Basic                                       22,410,542   21,829,044
                                             =========================
  Diluted                                     24,296,093   21,829,044
                                             =========================

    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner or Sylvia Dresner, 212-616-6161 info@vmwcom.com